EXHIBIT 10.4

                       BUSINESS/MANAGER LICENSE AGREEMENT

Private Business, Inc. (PBI) and First Security Bank of Lexington, Inc. (Licensee) entered into this Agreement on July 24 , 1998.

The BUSINESS/MANAGER SYSTEM,(System), is a product offered by PBI which includes software and marketing strategies which assist the Licensee with development of its commercial customer base. PBI is not a franchiser and the sale of this SYSTEM to Licensee is not intended to create a franchise relationship.

As developer of the System, and the accompanying Flex-O-Pay software, PBI is the exclusive owner of all trademarks, trade names, copyrights, service marks, source and/or object codes, updates and revisions, documentation, marketing systems, supplies and other confidential and propriety materials associated with the accounts receivable funding and billing systems known as BUSINESS/MANAGER and Flex-O-Pay (software), respectively.

The parties agree as follows:

 (1) GRANT OF LICENSE. Subject to the terms and conditions that follow, PBI grants to Licensee:

         (a) The right to offer the System to its customers and use the licensed documentation throughout the term defined under this Agreement. Licensee understands that the rights received under this Agreement are neither exclusive nor transferable. The term "customer" includes all customers of Licensee while specifically excluding other financial institutions.

         (b) The right to use PBI's software.

         (c) The right to provide business owners the supplemental Business Owner Benefits program (BOB) to each established customer of the System free of charge.

         (d) The right to attend PBI-sponsored seminars.

         (e) The right to insure accounts who are using the System. To become insured, Licensee must file a separate application with Private Business Insurance, L.L.C. Once Licensee's application has been approved Licensee must pay additional fees in accordance with the payment schedule covered in Paragraph 8 of this Agreement. Licensee understands that this additional amount does not constitute a premium, as PBI pays all premiums on this insurance policy. Rather, these sums represent payment made to PBI for the inclusion of Licensee as a beneficiary under the PBI policy.

         (f) The right to use Database Management Products offered by PBI to assist Licensee in marketing the System.

 (2) PROTECTION OF PRODUCT AND USE OF SERVICES. Licensee understands that the System, and the software included in the System, are valuable trade secrets and the exclusive property of PBI. As such, Licensee and its agents may neither share the licensed materials or information communicated to it by PBI with third parties nor use these materials in ways not expressly incorporated into this license. Furthermore, Licensee shall not attempt to hire or employ any current employee of PBI without the prior written consent of PBI.

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         All  materials  used for the  System  shall  at all  times  remain  the property of PBI. Upon termination of this Agreement, Licensee shall immediately return all software, documentation, marketing materials, and other property associated with the System and belonging to PBI.

 (3) SOFTWARE MODIFICATION AND CODE. The Licensee agrees to use the software as provided by PBI and understands that it cannot be modified without the prior written approval of PBI. If such modifications are made by Licensee or its agents, such alterations constitute derivative works owned by PBI in which PBI has exclusive rights. As such, Licensee must provide a copy of all derivative works to PBI along with the associated source and object code. Licensee is prohibited from making duplicates of the software in excess of that number required by the Licensee. In the event PBI becomes bankrupt or is otherwise unable to perform its services, the source code underlying the licensed software has been deposited in escrow with Suntrust Bank, 5030 Thoroughbred Lane, Brentwood, Tennessee, and will be made available to Licensee.

 (4) WARRANTIES AND LIMITATION OF LIABILITIES. PBI warrants that the software provided will perform substantially in accordance with the accompanying written materials and will be free from defects in materials and workmanship. However, PBI cannot warrant the software from failure which is the result of accident, abuse or misapplication. PBI will replace defective media or documentation free of charge provided Licensee returns such items to PBI within 90 (ninety) days of the date of delivery. If PBI is unable to replace defective media or documentation within 90 (ninety) days following the receipt of returned materials, PBI will refund the license fee and this Agreement will terminate without further remedy. PBI provides this software on an "as is" basis and disclaims all other warranties, to the extent permitted by applicable law, both express and implied, including, but not limited to, warranties of merchantability and fitness for a particular purpose. In no event shall PBI be liable for any special, incidental, indirect, or consequential damages whatsoever (including, without limitation, damages for loss of business profits, business interruption, loss of business information or other pecuniary loss) arising out of the use of this product. If Licensee is ever faced with a claim as a result of using any of the licensed tradenames or marks of PBI, PBI will indemnify and hold harmless Licensee for any such claim.

 (5) SOFTWARE MAINTENANCE. As long as Licensee uses the System and related software, Licensee shall pay PBI an annual software maintenance fee of one thousand five hundred dollars ($1,500.00). Payment of this fee entitles Licensee to all software updates, any necessary training, and technical support. However, Licensee is responsible for the installation of the software. PBI will not bill the initial maintenance fee until the first anniversary date of this Agreement.

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 (6)     OPERATION OF SERVICE.  Licensee agrees to maintain qualified  personnel and adequate hardware to operate the System. To assist Licensee, PBI will provide on-site training at the bank, hands-on software training at PBI's national training center in Brentwood, Tennessee, help Licensee solicit customers for the System, and designate a PBI Business Development Manager (BDM) to work with Licensee. A BDM is a full-time employee of PBI who is acceptable to the Licensee and will aid the Licensee in developing customers for the System. PBI will have no involvement with or responsibility for credit decisions made by Licensee in purchasing receivables under the System. If Licensee and its Customer agree, PBI may arrange alternative funding for customers of Licensee who are denied the opportunity to participate in the System. Licensee agrees to use its best efforts to actively promote the System and will initiate an employee rewards program to promote it. During the term of this Agreement, Licensee is prohibited from either offering the system of any PBI competitor or engaging a factor to purchase the accounts receivable of its customers.

 (7) PROMOTIONAL AND OPERATING MATERIALS. Licensee agrees to market the System to its commercial customers via letter and/or brochure mailing at least one time per year. Specialized forms and promotional materials for the System shall be purchased by Licensee from PBI, at a reasonable cost, or from printers which have been granted the right to reproduce the forms or materials for resale to PBI's Licensees. For the cost of one dollar ($1.00), PBI agrees to license any reputable and competent printer to reproduce these forms or materials for use by Licensee. Any postage and shipping charge for materials sent to Licensee shall be billed separately by PBI.

 (8) FEE FOR SERVICES. The Licensee, for the rights received under this Agreement, will pay PBI the sum of $14,950.00 when this Agreement is executed. Of this sum, one thousand dollars ($1,000.00) satisfies the software licensing fee and the balance represents consideration for training, employee education, continuing support and marketing programs. Licensee shall also pay or assign to PBI an amount equal to 1.9% (one and nine - tenths percent)of the total receivables purchased by Licensee initially and through the first end-of-period processing from each new System customer. After the initial fee is paid, Licensee shall pay or assign to PBI a monthly ongoing fee equal to 35% (thirty-five percent) of the total service charge or discount charged (as defined in the customer's agreement with the Licensee) against the receivables purchased from each System customer. Once Licensee's System portfolio reaches two million dollars ($2,000,000.00) in cumulative initial purchase balances, the ongoing percentage will be reduced to 30% (thirty percent)in each subsequent month for each System customer.

 (9) REPORTING. No later than the fifth (5th) day of the month or at each end-of-period, whichever comes first, Licensee will report the amount of receivables purchased on the System during the preceding month to PBI. Licensee shall remit payments to PBI based upon these reports no later than the fifteenth (15th)day of the month following each end-of-period. During the term of this Agreement, PBI may audit the System at Licensee's site upon giving Licensee fifteen (15)days notice.

 (10) TERM. Unless terminated as provided in Section 11, the term of this Agreement shall be five (5) years from the date of its execution. On the anniversary date marking the expiration of the initial five (5) year term, this Agreement shall automatically renew unless either party notifies the other in writing of their intent not to renew. To be effective, such notice must be received one hundred and twenty (120) days prior to the expiration of the prior term.

 (11) TERMINATION WITH NOTICE. After providing written notice to the offending party of a reason for termination, and allowing the offending party thirty (30) days to cure, if the offending fails to cure the default, this Agreement shall immediately terminate. If PBI is the defaulting party, all obligations of the parties, except for those pertaining to the return of proprietary information, will cease. If
        Licensee is the defaulting party, the obligations of Section 12 still apply. The events that warrant premature termination are:

         (a) Licensee or PBI fails to perform or comply with a material term or covenant contained in this Agreement.

         (b)  Licensee fails to pay PBI any fees due to PBI.

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         (c)  Licensee or PBI becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law. In the event of PBI's bankruptcy, the provisions of Section 3 shall apply.

In the event of termination, PBI may:

         (i)  Declare all amounts owed to PBI immediately due and payable;

         (ii) Require that the Licensee cease further use of the System or any portion thereof and immediately return the licensed product, documentation and copies thereof;

         (iii)Cease performance of all of PBI's obligations without liability;
              and

         (iv) Exercise any other right or remedy available.

 (12) POST-TERMINATION PROCEDURES. Upon termination of this Agreement, Licensee shall immediately discontinue use of the System and all trade names, trademarks, copyrights, software programs, signs and forms of advertising indicative of the System and return all proprietary materials to PBI immediately. If Licensee refuses or fails to comply with these provisions, Licensee will reimburse PBI for all costs, including reasonable attorney's fees and other expenses incurred to enforce such provisions.

In the event Licensee terminates this Agreement, and in recognition of PBI's business strategy, proprietary information and experience required to establish and maintain the System, Licensee agrees that if it elects to continue an accounts receivable or factoring program similar to the System, the new program must be developed independently and without reference to any of PBI's proprietary information covered by this Agreement.

Following termination, Licensee is no longer obligated to pay PBI for new customers placed on any new accounts receivable program subsequently established by Licensee. However, Licensee shall continue to pay PBI ongoing fees for all accounts originally established on Licensee's System that are later transferred to the new accounts receivable program for a period of forty-eight (48) months following termination in accordance with the fee schedule described in Section
8. As before, Licensee shall provide PBI monthly reports and fees on a monthly basis as outlined in Paragraph (9) above.

(13) GENERAL PROVISIONS. This Agreement shall become effective when executed by an authorized officer of PBI in Brentwood, Tennessee, and shall be binding upon the parties, their successors and assigns. This Agreement manifests the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, of either party. This Agreement may be modified by a written amendment signed by authorized representatives of both parties. If any provision of this Agreement or its application to any person or circumstance is held invalid, such invalidity does not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application, and to this end the provisions are severable.

 (14) ASSIGNMENT. This Agreement may not be assigned by Licensee absent written authorization by PBI. Any unauthorized attempt at assignment shall be deemed invalid.

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 (15)    APPLICABLE LAW. This Agreement shall be deemed executed in the State of
         Tennessee. As such, the rights and duties of the contracting parties shall be governed, controlled, interpreted and defined in accordance with the laws of the State of Tennessee. Any disputes arising with respect to this Agreement, shall either be heard by the applicable court in Williamson County, Tennessee or if mutually agreeable, settled through binding arbitration in Nashville, Tennessee, pursuant to the rules of the American Arbitration Association.

 (16) CONFIDENTIALITY. The Licensee agrees to retain in confidence the terms of this Agreement and all Addendums attached hereto. Said confidentiality agreement extends to Licensee's employees, agents, representatives, Board of Directors and Officers. Licensee acknowledges that the terms of this Agreement and the attached Addendums are confidential information not to be communicated to third parties.

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By Sales Representative: Tom Moltini by JRA

LICENSE

First Security Bank of Lexington, Inc.
Name of Financial Institution

400 East Main Street, Lexington, KY  40507
Address

/s/Julian E. Beard
By/Title
Julian E. Beard, Chairman and President

PRIVATE BUSINESS, INC.
Lea Hoffman
Accepted by
VP & General Counsel
Title

The foregoing Agreement is hereby approved by the undersigned, at the executive office of PBI, on this 11th day of August, 1998 at Brentwood Tennessee.

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                                 REFUND ADDENDUM

The licensing fee of $14,950.00 is fully refundable for twelve (12) months from date of the execution of the Business/Manager Licensing Agreement if Licensee cooperates* in promoting and supporting the Business/Manager SYSTEM, but is not successful in putting two businesses on the program or $100,000.00 in cumulative purchase balances.

*Minimum Cooperation (defined):

o Bank will participate in the Network Marketing through Database Management program sponsored by PBI.

o Bank will conduct a minimum of one (1) Business Development day per month.

o Bank selects suitable Program Director (Respected bank officer who leads by example, and is positive and enthusiastic about Business/Manager.)

o Bank selects qualified Operations Director/Process Coordinator (Strong PC background and people skills who is teachable, and enjoys new challenges.)

o The Program Director and Operations Director or Process Coordinator will attend a scheduled training program in Brentwood, TN at Private Business, Inc. in order to learn the proper operation of Business/Manager.

o All bank personnel involved in Business/Manager will attend initial "kick-off" meeting in the bank represented by Private Business, Inc.

o Bank will offer a Business/Manager incentive (or an equivalent) program for bank personnel participating in Business/Manager that specifically applies to cooperation with Private Business, Inc.'s Business Development efforts.

                                      July 24, 1998
                                      Date

                                      First Security Bank of Lexington, Inc.
                                      By: /s/ Julian E. Beard
                                              President and CEO
                                      Name/Title (Bank Representative)

                                      /s/ Thomas C. Martin
                                      Name/Title (PBI Representative)




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